Exhibit 99.1

          Former SAIC Executive Appointed President at Digital Fusion;
             Madison Run Makes Equity Investment in Digital Fusion

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 30, 2004--Digital Fusion, Inc. (OTCBB:DIGF), a business and information technology (IT) services provider, today announced the appointment of Gary S. Ryan as President of Digital Fusion, effective May 5, 2004. Additionally, Mr. Ryan was appointed to the Digital Fusion Board of Directors April 27, 2004. Digital Fusion also announced today the signing of a letter of intent with Madison Run, LLC whereby Madison Run will make a $450,000 equity investment in Digital Fusion.
    Gary Ryan joins Digital Fusion from SAIC where he was a Senior Vice President for the past fifteen months. Prior to SAIC, Mr. Ryan spent 4 years as President of Quality Research, a Huntsville based federal engineering and IT services company that was acquired by SAIC in February of 2003. Prior to that Mr. Ryan was Vice President of Strategic Planning at Colsa, a Huntsville federal engineering and IT services company. Mr. Ryan will be responsible for Digital Fusion's operations and will report to chief executive officer, Roy Crippen. Mr. Ryan is 52 years old and is a graduate of St. Bernard College.
    On April 28, 2004, Madison Run, LLC and Digital Fusion signed a letter of intent whereby Madison Run will buy 608,103 shares of Digital Fusion common stock at $0.74 (74 cents) per share, will be issued a five year warrant to purchase 304,054 shares of Digital Fusion common stock at $0.89 (89 cents) per share, and will be issued a five year warrant to purchase 212,839 shares of Digital Fusion common stock at $0.94 (94 cents) per share. The investment and stock sale is subject to the execution of definitive agreements on or before May 6, 2004. Madison Run is a Washington DC headquartered private investment group lead by Mr. Stewart Hall. Mr. Ryan is a member of the Madison Run investment group and will be personally investing $100,000 in the offering.
    Roy Crippen, chief executive officer of Digital Fusion, said, "We are extremely pleased and excited to have Gary joining our team. He not only brings a wealth of industry knowledge, but also invaluable expertise in sales and marketing to the government markets. The addition of Gary and the investment and support of Stewart and his team at Madison Run should significantly increase our momentum on the delivery of our strategic plan to increase our federal business."
    "I appreciate the confidence shown by Roy and the Board of Directors at Digital Fusion in selecting me as President," said Gary Ryan. "I am pleased by the opportunity to work with the excellent team already in place at Digital Fusion. We will continue to expand our outstanding core capabilities in IT services and evaluate when to diversify our offering to include engineering services."
    Stewart Hall, Managing Partner of Madison Run, said, "We are pleased to make this investment into Digital Fusion. We like the market that Digital Fusion serves, but more importantly, we have confidence in the management team. Roy Crippen has built a strong consulting business that I believe will benefit greatly from the addition of Gary Ryan."

    About Digital Fusion

    Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.
    Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington DC, Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit www.digitalfusion.com.

    Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.


    CONTACT: Digital Fusion, Inc., Huntsville
             Roy E. Crippen, 256/837-2620
             rcrippen@digitalfusion.com